Exhibit 10.18

September 2, 2016

Dale R. Ludwig

Managing Member

Soy Labs, LLC

1150 Highway 50 West

Linn, Missouri 65051

Dear Mr. Ludwig:

This letter confirms and sets forth the terms of the agreement between Soy Labs, LLC (“Soy Labs”) and SL Technology, Inc. (“SLTI”) with respect to the assignment to SLTI of certain technology owned by Soy Labs and licensed by SLTI pursuant to that certain Technology License Agreement dated July 23, 2013 by and between Soy Labs and SLTI (the “License Agreement”).

In consideration of the payment of Two Hundred Fifty Thousand Dollars ($250,000) (the “Assignment Consideration”), Soy Labs hereby sells, assigns, transfers and quit claims to SLTI all right, title and interest in and to the Technology, as defined in the License Agreement. The parties acknowledge and agree that all obligations of SLTI under Sections 2.1(b) and 3 of the License Agreement are hereby terminated and Sections 2.1(b) and 3 of the License Agreement shall be of no further force or effect.

Upon execution of this letter agreement, the parties acknowledge and agree that SLTI shall remit an aggregate payment of Five Hundred Thousand Dollars ($500,000) to Soy Labs representing the Fourth Year Payment (as defined in the License Agreement) currently due under the License Agreement and the Assignment Consideration. Payment shall be made by SLTI to Soy Labs within ten business days of execution of this letter agreement. Upon receipt of the $500,000 payment, SLTI shall have no further monetary obligations to Soy Labs under the License Agreement.

Soy Labs shall execute, acknowledge, and deliver to SLTI all such further instruments and papers, including assignments and powers of attorney, as may be necessary to vest title to the Technology in SLTI, its successors or assigns. Soy Labs will render all such reasonable assistance as SLTI may require in any administrative proceeding, including within a government’s trademark, copyright, or patent office, and in litigation involving said Technology, and Soy Labs shall be compensated at an hourly rate typical in the industry for the type of assistance being provided.

This letter agreement constitutes the entire agreement among the parties hereto at this time, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; provided, however, that neither party may assign this letter agreement, in whole or in part, without the prior written consent of the other party. This letter agreement may be amended or modified only by a writing executed by each of the parties. This letter agreement shall be governed by and construed under Missouri law without regard to conflicts of laws principles. If any legal action is brought to enforce any obligations hereunder, the prevailing party shall be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive. This letter agreement may be executed in one or more counterparts, via facsimile transmission or otherwise, each of which shall be deemed to be an original copy of this letter agreement and all of which, when taken together, shall constitute one and the same agreement.

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If the foregoing accurately describes our agreement, please counter-sign this letter where indicated below.

Very truly yours,

SL Technology, Inc.

By	/s/ Brett M. Hastings
Brett M. Hastings, Secretary

ACKNOWLEDGED and AGREED this 2nd day of September, 2016:

Soy Labs, LLC

By	/s/ Dale R. Ludwig
Dale R. Ludwig, Managing Member

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